CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 3 to Registration Statement No. 333-142144 of our report dated April 16, 2007 (August 16, 2007 as to the effects of the reverse stock split described in Note 13) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Financial Accounting Standards Board (FASB) Staff Position 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable, effective January 1, 2006), relating to the financial statements of SoundBite Communications, Inc. appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
August 17, 2007